EXHIBIT 10.24
EXECUTIVE DEFERRED SHARE UNITS
PLAN

Abitibi-Consolidated Inc.	Executive Deferred Share Unit Plan
TABLE OF CONTENTS

SECTION 1. GENERAL PROVISIONS	1

1.1 Purpose	1
1.2. Definitions	1
1.3. Effective Date	2
1.4. Administration	2
1.5. Governing law	2

SECTION 2. ELECTION UNDER THE PLAN	2

2.1. Payment and Deferral of Annual Remuneration	2
2.2. Adjustments and Reorganizations	3
2.3. Termination of Service	4

SECTION 3. GENERAL	5

3.1. Transferability of Awards	5
3.2. No Right Service	5
3.3. Unfunded Plan	5
3.4. Successors and Assigns	5
3.5. Plan Amendment	5
3.6. Plan Termination	6
i

SECTION 1. General Provisions
1.1.	Purpose
          The purpose of the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan is to promote a greater alignment of interests between eligible officers and executives of the Corporation and the shareholders of the Corporation.
1.2.	Definitions
As used in the Plan, the following terms have the following meanings:
(a)	“Board” means the Board of Directors of the Corporation;

(b)	“Committee” means the Human Resources Compensation Committee of the Board, or such other persons designated by the Board;

(c)	“Common Share” means a common share of Abitibi-Consolidated Inc.;

(d)	“Corporation” means Abitibi-Consolidated Inc.;

(e)	“Deferred Share Unit” means a right granted by the Corporation to an Eligible Executive to receive, on a deferred payment basis, a Common Share or the cash equivalent of a Common Share on the terms contained herein;

(f)	“Eligible Executive” means any officer or executive of the Corporation or any subsidiary of the Corporation determined to be an Eligible Executive pursuant to paragraph 1.4;

(g)	“Executive’s Annual Incentive Remuneration” means all bonus amounts (if any) payable to an Eligible Executive by the Corporation or a subsidiary of the Corporation in respect of the services provided to the Corporation or subsidiary by the Eligible Executive in any calendar year;

(h)	“Fair Market Value” means the average of the high and low prices per Common Share at which Common Shares are traded on the principal Canadian stock exchange on which the Common Shares are traded on the applicable day or, if such stock exchange is not open on such day, or if there are no prices per Common Share quoted on such day, on the immediately preceding day on which such stock exchange is open or there is a quoted price, as the case may be. If the Common Shares are not listed on a stock exchange, the Fair Market Value shall be the value established by the Committee based on the price per Common Share on any other public exchange on which the shares are listed, or if the Common Shares are not listed on any public exchange, by the Committee acting in good faith;

(i)	“Filing Date” has the meaning ascribed to that term in paragraph 2.3(a);

(j)	“Final Payment” has the meaning ascribed to that term in paragraph 2.3(a);

(k)	“Plan” means the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan; and

(l)	“Trustee” means a trustee of a trust or custodial account established by the Corporation for the purpose of purchasing Common Shares pursuant to paragraph 2.3(a).
1.3.	Effective Date
The Plan shall be effective as of January 1, 2000.
1.4.	Administration
          The Committee shall, in its sole and absolute discretion: (i) determine from time to time which officers or executives of the Corporation or any subsidiary of the Corporation shall be Eligible Executives for the purposes of the Plan; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Executive.
1.5.	Governing Law
          The Plan shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
SECTION 2. Election under the Plan
2.1.	Payment and Deferral of Annual Remuneration
          Subject to such rules, approvals and conditions as the Committee may impose, an Eligible Executive may elect to receive the Executive’s Annual Incentive Remuneration, in whole or in part, in the form of Deferred Share Units or cash.
(a)	Method of Electing. To elect a form or forms of payment of an Executive’s Annual Incentive Remuneration, the Eligible Executive shall complete and deliver to the Secretary of the Corporation a written election by no later than December 31 of the calendar year preceding the calendar year in which the Executive’s Annual Incentive Remuneration becomes payable. The Eligible Executive’s written election shall designate the percentage of the Executive’s Annual Incentive Remuneration for the applicable calendar year that is to be deferred into Deferred Share Units and the percentage to be paid in cash. In the absence of a designation to the contrary, the Eligible Executive’s election for the latest calendar year with respect to the percentage of the Executive’s Annual Incentive Remuneration that is to be deferred into Deferred Share Units and the percentage that is to be paid in cash shall continue to apply to all subsequent Executive’s Annual Incentive Remuneration payments until the Eligible Executive submits another written election in accordance with this paragraph. An Eligible Executive shall only file one election in respect of the Executive’s Annual Incentive Remuneration payable in any calendar year and the election shall be irrevocable for that year. If no election is made, and no prior election remains effective, the Eligible Executive shall be deemed to have elected to be paid all the Executive’s Annual Incentive Remuneration for the applicable calendar year in cash.

(b)	Payment of Executive’s Annual Incentive Remuneration. The portion of the Executive’s Annual Incentive Remuneration shall be paid in cash or credited as Deferred Share Units, as elected by the Eligible Executive, on the date on which bonus payments are payable under the applicable bonus arrangement.

(c)	Deferred Share Units. Deferred Share Units elected by an Eligible Executive pursuant to the Plan shall be credited to an account maintained for the Eligible Executive by the Corporation. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited on each of the dates prescribed by paragraph 2.1(b) shall be determined by dividing the amount of the Executive’s Annual Incentive Remuneration to be deferred into Deferred Share Units on such date by the Fair Market Value per Common Share on such date.

(d)	Dividends. When dividends are paid on Common Shares, an Eligible Executive shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Eligible Executive’s account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Fair Market Value per Common Share on the date credited.
2.2.	Adjustments and Reorganizations
          In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the Plan.

2.3.	Termination of Service
(a)	Termination of Service. An Eligible Executive who has retired from all positions with the Corporation and any subsidiary of the Corporation as officer, executive and director, or who, except as a result of death, has otherwise ceased to hold any such positions with the Corporation and any such subsidiaries, may redeem the Deferred Share Units credited to the Eligible Executive’s account by filing with the Secretary of the Corporation a notice of redemption of the Deferred Share Units in the prescribed form on or before December 15 of the first calendar year commencing after the date the Eligible Executive retires from or otherwise ceases to hold such positions. If the Eligible Executive fails to file a notice of redemption of the Deferred Share Units on or before such December 15, the Eligible Executive shall be deemed to have filed with the Secretary of the Corporation a notice of redemption on such December 15. The date on which a notice of redemption is filed or deemed to be filed with the Secretary of the Corporation is the “Filing Date”. The notice of redemption filed by the Eligible Executive shall specify that the Eligible Executive has elected to receive either: (i) a lump sum cash payment (net of any applicable withholdings) (the “Final Payment”) equal to the number of Deferred Share Units credited to the Eligible Executive’s account as of the Filing Date multiplied by the Fair Market Value per Common Share on the Filing Date; or (ii) the number of Common Shares that may be purchased with the Final Payment on the basis set out in this paragraph below by the Trustee. The Eligible Executive may also elect on the notice of redemption to receive a percentage of the Final Payment in cash and the remaining percentage of the Final Payment by the purchase of Common Shares, in either case in accordance with the preceding sentence as appropriately amended. If a notice of redemption is deemed to be filed or the notice of redemption filed does not specify receipt of cash or Common Shares, the Eligible Executive shall be deemed to have elected to receive the entire payment in cash. Within 7 days following the Filing Date, the Corporation shall either: (i) if the Eligible Executive elected to receive all or a portion of the Final Payment, make such payment to the Eligible Executive; or (ii) if the Eligible Executive elected to receive Common Shares, contribute all or the appropriate portion of the Final Payment to the Trustee and require the Trustee to use such amount as soon as practicable thereafter to purchase Common Shares on the principal Canadian stock exchange on which the Common Shares are traded. An amount that would otherwise give rise to fractional shares shall be paid in cash.

(b)	Death of Eligible Executive. In the event of the death of an Eligible Executive, the Corporation shall, within 90 days of the Eligible Executive’s death, make a lump sum cash payment to or for the benefit of the legal representative or beneficiary of the Eligible Executive. The lump sum cash payment shall equal the number of Deferred Share Units credited to the Eligible Executive’s Account on the date of payment multiplied by the Fair Market Value per Common Share on the day immediately preceding the date of payment. If permitted by applicable law, the Eligible Executive may appoint a beneficiary of his rights under the Plan.

“Beneficiary” for the purpose of the Plan means a person who is a relation or dependent of the Eligible Executive.

(c)	Death of Eligible Executive after Retirement. If an Eligible Executive dies after ceasing to hold all positions as officer, executive and director of the Corporation or any of its subsidiaries but before filing a notice of redemption with the Secretary of the Corporation, paragraphs 2.3(a) and (b) shall apply with such modifications as the circumstances require provided that, in no event shall payment be made later than December 31 of the first calendar year commencing after the Eligible Executive ceases to hold the aforementioned positions.
SECTION 3. General
3.1.	Transferability of Awards
          Rights respecting Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.
3.2.	No Right to Service
          Neither participation in the Plan nor any action under the Plan shall be construed to give any Eligible Executive a right to be retained as an employee, officer or otherwise in the service of the Corporation.
3.3.	Unfunded Plan
          Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.
3.4.	Successors and Assigns
          The Plan shall be binding on all successors and assigns of the Corporation and an Eligible Executive, including without limitation, the estate of such Eligible Executive and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Eligible Executive’s creditors.
3.5.	Plan Amendment
          The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Deferred Share Units to which the Eligible Executive is then entitled under the Plan.

3.6.	Plan Termination
          The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Deferred Share Units to which the Eligible Executive is then entitled under the Plan.

APPENDIX 2 — Financial Performance Criterion, Comparator Group and Ranking Schedule for grant
[appropriate information from HRCC approved guidelines to be inserted for each grant]